Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Acquires Celesco

Hampton, VA, October 3, 2011 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced today that they have completed the acquisition of Celesco Transducer Products Inc, a leader in the design and manufacture of cable extension transducers and rotary encoders, from Tedea-Technological Automation and Development, Ltd .  The acquisition closed September 30, 2011.

Frank Guidone, Company CEO commented, “Celesco is the leading provider of cable extension “string pots” to the mobile hydraulic/off-road, medical and test & measurement markets.  We have long sought to add a competitive long stroke position technology to the portfolio, and we are thrilled with the addition of Celesco to the MEAS family.”

The Company acquired the capital stock of Celesco for $35 million, or approximately 6 times trailing 12 month EBITDA.  The Company expects the transaction will contribute approximately $15 million to incremental annual sales.

Jim Bishop, Celesco GM commented, “We are excited about the opportunity to leverage the MEAS customer base to extend our OEM sales.  Celesco’s quick-response capabilities and commitment to supply semi-custom and custom solutions fits well with MEAS and has been the key to strong growth.  The strategic and operational synergies will benefit both companies, making this an ideal combination”.

About Measurement Specialties:  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

About Celesco:  Celesco Transducer Products, Inc designs and manufactures a wide range of linear and rotary measurement transducers that set the standard for easy and reliable position measurement. Founded in 1968, the company has a history of engineering and manufacturing transducers of the highest quality, for exacting OEM applications such as mobile construction and medical equipment, and automotive and aerospace test applications.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

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Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com